EXHIBIT 99

HMI TO EXPLORE STRATEGIC ALTERNATIVES

March 29, 2001 -- On March 29, 2001, Hungry Minds, Inc. (the "Company") announced that it is undertaking a review of the Company's strategic alternatives, and that it intends to engage a financial advisor to assist the Company to explore all possible avenues for enhancing stockholder value including, without limitation, seeking to bring about a possible sale of the Company or of significant assets of the Company or other business combination involving the Company. There can be no assurance that any business combination or other transaction will be effected or, if effected, what the timing and terms of any such transaction would be.

Hungry Minds, Inc. (Nasdaq:HMIN), formerly known as IDG Books Worldwide, Inc. (Nasdaq:IDGB) is a leading global knowledge company with a diverse portfolio of technology, business, consumer and how- to brands, computer-based learning tools, Web-based products and Internet e-services. Hungry Minds' best-selling brands include For Dummies, Betty Crocker, Bible, CliffsNotes, Frommer's, the Unofficial Guide, Visual, Weight Watchers and Webster's New World. Hungry Minds is also the publisher of AOL Press, Hewlett-Packard Press, Netscape Press and Novell Press. Hungry Minds has thousands of active titles in 39 languages. Additionally, www.hungrymindsuniversity.com, provides more than 17,000 online courses and learning experiences from trusted academic names. Hungry Minds also owns the Web sites www.cliffsnotes.com, www.dummies.com and www.frommers.com. More information about Hungry Minds is available from the company's SEC filings or by visiting their corporate Web site at www.hungryminds.com. This news release contains forward-looking statements that are subject to risks and uncertainties. Factors that could cause actual results to differ materially include, but are not limited to, general business conditions in the book publishing industry, risks associated with acquisitions and the risk factors detailed from time to time in the Company's periodic reports and registration statements which are filed with Securities and Exchange Commission. (c) 2001 Hungry Minds, Inc. All rights reserved. Hungry Minds and It's all possible! are trademarks or registered trademarks of Hungry Minds, Inc. All other trademarks are the property of their respective owners.

Contact:

Alan Winnikoff

Vice President, Marketing

Hungry Minds, Inc.

(212) 884-5063

awinnikoff@hungryminds.com